Results of a Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was
held to elect Board
Members. The following table provides the number of votes
cast for or withheld, as well as
the number of abstentions as to the matter voted on at the
Special Meeting of
Shareholders.
Election of Board Members+
                                   Authority
Nominees            Votes For       Withheld
Abstentions
Elliot J. Berv            32,886,588.292
2,147,311.821   7,160.000
A. Benton Cocanougher         32,889,287.629
2,144,612.484   7,160.000
Jane F. Dasher                32,917,939.277
2,115,960.836   7,160.000
Mark T. Finn             32,908,371.543
2,125,528.570   7,160.000
Rainer Greeven                32,871,503.684
2,162,396.429   7,160.000
Stephen Randolph Gross         32,907,588.522
2,126,311.591   7,160.000
Richard E. Hanson Jr.         32,891,147.285
2,142,752.828   7,160.000
Diana R. Harrington           32,898,536.697
2,135,363.416   7,160.000
Susan M. Heilbron              32,896,225.841
2,137,674.272         7,160.000
Susan B. Kerley                32,923,369.691
2,110,530.422   7,160.000
Alan G. Merten                32,911,746.495
2,122,153.618  7,160.000
R. Richardson Pettit          32,917,820.307
2,116,079.806  7,160.000
R. Jay Gerken, CFA       32,876,852.102       2,157,048.011
7,160.000
1 Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.

On January 12, 2007, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, or against, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Agreement and Plan of Reorganization and
(2) Revise Fundamental Investment Policies.

Proposal 1: Agreement and Plan of Reorganization
Votes Broker

Item Voted On        Votes For          Against
Abstentions     Non-Votes
Agreement & Plan of Reorganization  58,415,538.608
814,388.583     1,109,061.047  942,622.690

Proposal 2: Revise Fundamental Investment Policies
                              Votes
                         Broker
Item Voted On       Votes For           Against
Abstentions     Non-Votes
Borrowing Money          58,205,186.282       1,054,601.462
1,079,200.494  942,622.690
Underwriting        58,195,804.946       1,076,187.637
1,066,995.655  942,622.690
Lending             58,182,448.501       1,093,246.490
1,063,293.246   942,622.690
Issuing Senior Securities      58,239,501.401
992,851.922    1,106,634.914  942,622.690
Real Estate          58,299,936.361           975,791.698
1,063,260.178  942,622.690
Commodities          58,226,238.909          1,045,011.870
1,067,737.459   942,622.690
Concentration        58,203,199.305           1,067,440.715
1,068,348.217  942,622.690